Exhibit 10.4.2
CONSULTING AGREEMENT
     This Consulting Agreement is entered into by and between the Federal Home Loan Bank Des Moines (the “Bank”) and Neil Fruechte (“Fruechte”) to set forth the terms and conditions through which Fruechte will provide consulting services to the Bank.
RECITALS
     WHEREAS, the Bank has determined that it is in the Bank’s best interest to retain a consultant to provide special assistance to the new President and Chief Executive Officer of the Bank; and
     WHEREAS, Fruechte has previously served as a member of the Board of Directors of the Bank and as Acting President and Chief Executive Officer of the Bank prior to the employment of the Bank’s new President and Chief Executive Officer, and Fruechte has specific knowledge and insight regarding the Bank as a result of such prior service to the Bank; and
     WHEREAS, the Bank desires to retain Fruechte as an independent contractor to assist the Bank’s President and Chief Executive Officer with respect to certain matters that require immediate and concentrated attention;
     NOW THEREFORE, in consideration of the mutual agreements contained herein, the Parties hereto agree as follows:
1. DESCRIPTION OF SERVICES. Fruechte will provide consulting services to the Bank (referred to collectively as the “Services”) as requested by the President and Chief Executive Officer.
2. PERFORMANCE OF SERVICES. Fruechte shall determine the manner in which the Services are performed, and the Bank will rely on Fruechte to work as many hours as may be reasonably necessary to fulfill Fruechte’s obligations under this Consulting Agreement.
3. CONSULTING FEE. The Bank will pay Fruechte a total consulting fee of Thirty Thousand Dollars ($30,000) for the Services Fruechte provides through June 30, 2006. Said consulting fee shall be paid in full upon execution of this Consulting Agreement. After June 30, 2006, Fruechte shall provide Services from time to time as may be requested by the President and Chief Executive Officer at a rate of $1,500.00 per day.
4. INDEPENDENT CONTRACTOR, TAXES. Fruechte agrees and understands that he is being retained as an independent contractor, and not as an employee, and that the Bank will not make any federal, state, or local tax withholding or deductions from the consulting fee paid to him. Fruechte agrees and understands that as an independent contractor he is solely responsible to pay any and all federal, state or local taxes that apply to the consulting fee described herein, and that the Bank shall not withhold taxes of any kind from the consulting fee. Fruechte agrees to indemnify and hold the Bank harmless concerning any tax liability the Bank or Fruechte may incur as a result of the Bank’s treatment of Fruechte as an independent contractor.
5. EXPENSE REIMBURSEMENT. The Bank shall reimburse Fruechte for all reasonable “out-of-pocket” expenses Fruechte incurs that are reasonably associated with Fruechte’s performance of the Services described in paragraph one of this Consulting Agreement.
6. SUPPORT SERVICES. The Bank will provide Fruechte with office space, secretarial support, and office supplies to the extent necessary for Fruechte to perform the Services. The Bank shall have sole discretion to determine the amount and nature of the support service, if any, that are required under this paragraph.
7. TERM. This Consulting Agreement shall remain in force and effect from June 1, 2006 until thereafter terminated by either party as provided herein.
8. BENEFITS. The parties agree and stipulate that Fruechte is an independent contractor and not a Bank employee and Fruechte understands that he is not entitled to any employee benefits. The Bank will not, therefore, provide any fringe benefits to Fruechte, including, but not limited to, health insurance benefits, paid vacations, severance, or any of the other non-wage benefits typically paid or provided to Bank employees. In addition, the Bank shall not make any contributions to any qualified benefit plan on Fruechte’s behalf, including contributions to the following Bank sponsored plans: the Pentegra Defined Contribution Plan for Financial Institutions, the Pentegra Defined Benefit Plan for Financial Institutions, and the Benefit Equalization Plan.
9. INJURIES. Fruechte acknowledges Fruechte’s obligations to obtain appropriate insurance coverage for the benefit of Fruechte. Unless caused by the Bank’s negligence, Fruechte waives any rights to recovery from the Bank for any injuries or damages of any kind that Fruechte may sustain while performing Services under this Consulting Agreement. Because Fruechte is not a Bank employee, the Bank will not obtain workers’ compensation insurance for Fruechte, and Fruechte agrees to maintain any workers’ compensation insurance that may be required by law.
10. CONFIDENTIALITY. Fruechte agrees and understands that during the term of this Consulting Agreement, Fruechte may learn, or otherwise be given access to, Confidential Information concerning the Bank. To the extent Fruechte learns, or obtains access to, Confidential Information of the Bank, Fruechte agrees to follow, and shall be governed by, all existing laws, regulations, and Bank policies regarding the disclosure or dissemination of Confidential Information. Fruechte acknowledges that the existing laws, regulations and Bank policies on regarding the unauthorized disclosure or dissemination of Confidential Information may change and, to the extent they do change, Fruechte agrees to follow and be governed by such changed laws, regulations and policies. As used in this Section, “Confidential Information” shall mean any information relating to the business or affairs of the Bank or its customers, including but not limited to, information relating to financial statements, identities of members and potential members, employees, suppliers, software tools, business methods, equipment, programs, methodologies, strategies and information, analyses, reports, models, calculations, profit margins, exam findings, Board of Directors matters, or other proprietary information used by the Bank in connection with its business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Fruechte. Fruechte acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Bank.
11. INTELLECTUAL PROPERTY. Fruechte agrees that he will not personally obtain any right, title, or interest in any intellectual property he or anyone else develops during the performance of the Services, and that the Bank shall maintain all ownership interest in all such intellectual property. For purposes of this Consulting Agreement, intellectual property shall include all copyrightable works and all ideas, discoveries, inventions, applications for patents, and patents.
12. RETURN OF RECORDS. Upon termination of this Consulting Agreement, Fruechte shall deliver to the Bank, all records, notes, data, memoranda, models, and equipment of any nature that are in Fruechte’s possession or under Fruechte’s control that are the Bank’s property or relate to the Bank’s business.
13. NO AUTHORITY TO BIND THE BANK. Fruechte has no authority to enter into contracts or agreements on behalf of the Bank during the term of the Consulting Agreement, and this Consulting Agreement shall not be construed as creating any type of partnership between the parties.
14. ENTIRE AGREEMENT. This Consulting Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Consulting Agreement supersedes any prior written or oral agreements between the parties concerning the Services described herein
15. AMENDMENT. This Consulting Agreement may be modified, amended, or extended if the amendment is made in writing and is signed by both parties.
16. SEVERABILITY. If any provision of this Consulting Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Consulting Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.
17. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Consulting Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Consulting Agreement.
18. APPLICABLE LAW. This Consulting Agreement shall be governed by the laws of the State of Iowa. Venue for any action to enforce this Agreement shall be in the Iowa District Court for Polk County, or the United States District Court for the Southern District of Iowa if federal jurisdiction exists.

19. EXECUTION. This Consulting Agreement may be executed with duplicate original counterparts with faxed signatures, each of which shall constitute an original and which together shall constitute one and the same document.
20. TERMINATION. Either party may terminate this Agreement for any reason at any time by giving written notice to the other party. Upon termination of this Consulting Agreement, the Bank will be liable to Fruechte only for amounts payable under this Consulting Agreement that accrue before the effective date of termination.
FEDERAL HOME LOAN BANK DES MOINES

By:	/s/ Richard S. Swanson	Date: 6-1-06

Richard S. Swanson, President and Chief
Executive Officer

NEIL FRUECHTE

By:	/s/ Neil N. Fruechte	Date: 5-31-06

Neil Fruechte

4